EXHIBIT 99.1

Investor Contacts:	Suzanne DuLong or Jessica Towns CIENA Corporation (888) 243-6223 email: ir@ciena.com

Press Contacts:	Denny Bilter or Glenn Jasper CIENA Corporation (877) 857-7377 email: pr@ciena.com

FOR IMMEDIATE RELEASE

CIENA Reports First Quarter Results

LINTHICUM, Md. – February 20, 2003 – CIENA® Corporation (NASDAQ: CIEN), a leading provider of intelligent optical networking systems and software, today reported its first quarter results for the period ending January 31, 2003. Revenue for the quarter totaled $70.5 million, representing sequential growth of 14% from the prior fiscal quarter. On a generally accepted accounting principle (GAAP) basis, CIENA’s reported net loss for the period was $107.1 million, or a net loss of $0.25 per share.

The quarter’s results include non-cash deferred stock compensation charges of $4.9 million, amortization of intangible assets of $3.6 million, a charge for settlement of litigation with Nortel Networks of $2.5 million, and a $20.6 million non-cash loss related to the repurchase and early extinguishment of $154.7 million of the outstanding 5% convertible subordinated notes due in 2005 (assumed in the purchase of ONI Systems).

“We continue to make solid progress toward profitability,” said Gary Smith, CIENA’s president and CEO. “For the second sequential quarter, we grew our revenue, improved gross margins and delivered lower than anticipated ongoing operating expenses.”

In evaluating the operating performance of its business, CIENA’s management excludes certain charges or credits that are required by GAAP. These items, which are identified in the table below, share one or more of the following characteristics: they are unusual and CIENA does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of the Company’s control.

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	Quarter Ended

	January 31, 2003	Per Share

Item	(in thousands)	Effect

Deferred stock compensation	$4,931	$0.01
Amortization of intangible assets	3,554	0.01
Nortel litigation	2,500	0.01
Loss on equity investments	10	—
Loss on extinguishment of debt	20,606	0.05
Income tax benefit on adjusted net loss	26,673	0.06

	$58,274	$0.14

*Please see appendix A for additional information about this table.

These adjustments are not in accordance with GAAP and making such adjustments may not permit meaningful comparisons to other companies. As of the quarter ended January 31, 2003, CIENA’s weighted average shares outstanding were approximately 432,572,000. The total per share effect of the items identified in the table above on CIENA’s GAAP reported net loss was $0.14. Adjusting CIENA’s quarterly GAAP results by this per share effect would reduce the Company’s net loss in the quarter to $0.11 per share.

In addition to the adjustments in the table above, during the quarter the Company recorded a $2.7 million inventory reserve benefit, resulting from the sale of previously reserved inventory, which favorably affected gross margin in the quarter. Exclusive of this effect, gross margin in the quarter would have been 19.3% compared to the 23.1% reported. The total per share effect of the benefit was $0.0041.

During the quarter, CIENA completed a tender offer using $139.2 million in cash to repurchase notes of $154.7 million in aggregate principal amount at maturity. CIENA estimates it saved approximately $15.5 million in future principal payments as a result of this repurchase, as well as additional interest payments.

CIENA ended its fiscal first quarter with cash, short- and long-term securities valued at $1.9 billion. Cash use of $43 million in the first quarter, exclusive of cash used for debt repurchase, was significantly lower than expected as a result of lower than anticipated working capital needs and due to the earlier than anticipated receipt of a $17 million tax refund.

Business Outlook

“We continue to see activity that leads us to believe traditional service providers worldwide are beginning to understand the absolute necessity of evolving to data-friendly, next-generation networks,” said Smith. “Many also are beginning to comprehend the compelling economic and operational advantages CIENA offers compared to solutions that require wholesale network rebuilds or overbuilds.”

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Concluded Smith, “We believe revenue in our second quarter could be in a range of between flat and up slightly from our first quarter revenues, depending on order timing.”

Live Web Broadcast of Q1 Results

CIENA will host a discussion of its fiscal first quarter 2003 results with investors and financial analysts on Thursday, February 20, 2003 at 8:30 a.m. (Eastern). The live broadcast of the discussion will be available via CIENA’s homepage at www.CIENA.com. An archived version of the discussion will be available shortly following the conclusion of the live broadcast on the Investor Relations page of CIENA’s website at: www.CIENA.com/investors.

NOTE TO CIENA INVESTORS

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions of CIENA (the Company) that involve risks and uncertainties. Forward-looking statements in this release, including we continue to make solid progress toward profitability, we continue to see activity that leads us to believe traditional service providers worldwide are beginning to understand the absolute necessity of evolving to data-friendly, next-generation networks, many also are beginning to comprehend the compelling economic and operational advantages CIENA offers compared to solutions that require wholesale network rebuilds or overbuilds, and we believe revenue in our second quarter could be in a range of between flat and up slightly from our first quarter revenues, depending on order timing, are based on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company’s business, which include the risk factors disclosed in the Company’s Report on Form 10-Q filed with the Securities and Exchange Commission on February 20, 2003. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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CIENA CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	October 31,	January 31,

	2002	2003

		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$377,189	$305,053
Short-term investments	1,130,414	983,458
Accounts receivable, net	28,680	23,485
Inventories, net	47,023	40,024
Prepaid expenses and other	54,351	43,332

Total current assets	1,637,657	1,395,352
Long-term investments	570,861	607,464
Equipment, furniture and fixtures, net	196,951	177,224
Goodwill	212,500	212,500
Other intangible assets, net	62,457	81,022
Other long-term assets	70,596	69,504

Total assets	$2,751,022	$2,543,066

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$39,841	$42,368
Accrued liabilities	132,588	145,596
Restructuring liabilities	27,423	20,753
Unfavorable lease commitments	7,630	7,973
Income taxes payable	—	3,479
Deferred revenue	15,388	20,307
Other current obligations	948	—

Total current liabilities	223,818	240,476
Long-term deferred revenue	15,444	14,512
Long-term restructuring liabilities	65,742	60,101
Long-term unfavorable lease commitments	70,124	68,027
Other long-term obligations	5,009	5,223
Convertible notes payable	843,616	727,532

Total liabilities	1,223,753	1,115,871

Commitments and contingencies
Stockholders’ equity:
Preferred stock – par value $0.01; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock – par value $0.01; 980,000,000 shares authorized; 432,842,481 and 433,455,009 shares issued and outstanding	4,328	4,335
Additional paid-in capital	4,658,882	4,664,350
Notes receivable from stockholders	(3,866)	(2,656)
Accumulated other comprehensive income	8,840	9,223
Accumulated deficit	(3,140,915)	(3,248,057)

	1,527,269	1,427,195

Total liabilities and stockholders’ equity	$2,751,022	$2,543,066

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CIENA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Quarter ended January 31,

	2002	2003

Revenue	$162,156	$70,474
Provision (benefit) for excess and obsolete inventory costs	20,414	(2,657)
Cost of goods sold	119,273	56,866

Gross profit	22,469	16,265

Operating expenses:
Research and development (exclusive of $3,951 and $3,798 deferred stock compensation)	64,756	53,734
Selling and marketing (exclusive of $956 and $759 deferred stock compensation)	37,600	26,605
General and administrative (exclusive of $227 and $374 deferred stock compensation)	13,655	12,206
Deferred stock compensation costs	5,134	4,931
Amortization of intangible assets (exclusive of $0 and $381 included in costs of goods sold related to certain technology licenses)	1,813	3,554
Nortel settlement costs	—	2,500
Restructuring costs	6,828	—

Total operating expenses	129,786	103,530

Loss from operations	(107,317)	(87,265)
Interest and other income (expense), net	16,172	13,301
Interest expense	(10,505)	(12,203)
Loss on equity investments, net	(5,306)	(10)
Loss on extinguishment of debt	—	(20,606)

Loss before income taxes	(106,956)	(106,783)
Provision (benefit) for income taxes	(36,365)	359

Net loss	$(70,591)	$(107,142)

Basic net loss per common share	$(0.22)	$(0.25)

Diluted net loss per common share and dilutive potential common share	$(0.22)	$(0.25)

Weighted average basic common shares outstanding	327,620	432,572

Weighted average basic common and dilutive potential common shares outstanding	327,620	432,572

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Appendix A

The adjustments management makes in analyzing CIENA’s first quarter 2003 GAAP results are as follows:

•	Deferred stock compensation costs – a non-cash expense largely unrelated to normal operations, and which arises under GAAP accounting from the assumption of unvested stock options issued by any companies we acquire, including Cyras and ONI.

•	Amortization of intangible asset – a non-cash expense unrelated to normal operations arising from acquisitions of intangible assets, principally developed technology acquired in the Cyras and ONI acquisitions which CIENA is required to amortize over its expected useful life.

•	Nortel litigation – a non-recurring expense, unrelated to normal operations.

•	Loss on equity investments – a decline in the fair market value of an equity investment that is determined to be other-than-temporary.

•	Loss on debt extinguishment – a non-recurring expense, unrelated to normal operations.

•	Income tax effect – the income tax charge or benefit on the adjusted net loss, which is a necessary adjustment for consistency.

ABOUT CIENA

CIENA Corporation’s market-leading intelligent optical networking systems form the core for the new era of networks and services worldwide. CIENA’s LightWorks™ architecture enables next-generation optical services and changes the fundamental economics of service-provider networks by simplifying the network and reducing the cost to operate it. Additional information about CIENA can be found at www.CIENA.com.

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